Exhibit 10.27

SURFACE LEASE AGREEMENT

For good and valuable consideration, the parties to this Surface Lease Agreement (the “Lease”) agree as follows:

ARTICLE ONE

DEFINED TERMS

As used in this Lease, the terms set forth in this Article One have the following meanings:

1.01	Effective Date: The last date beneath the signatures of Landlord and Tenant on this Lease.

1.02	Landlord: 650 North Freeway, Ltd., a Texas limited partnership

Address: 630 North Freeway, Suite 300 Fort Worth, TX 76102

Telephone: 817-870-3677                                Fax: 817-870-1218

Email: stindall@tindallrecord.com

1.03	Tenant: Skycam, LLC, a Delaware limited liability company

Address: Prior to Commencement Date: 43445 Business Park Drive, Suite 103, Temecula, CA 92590

After Commencement Date: 630 North Freeway, Suite 350, Fort Worth, Texas 76102

Telephone: 918-231-7506                                Fax: 951-676-9260

Email: nsalomon@winnercomm.com

1.04	Premises: Being that approximately 2.48 acre area having as its eastern boundary the eastern boundary of the Property, as more particularly shown in outline form on the attached Exhibit “B”.

1.05	Property: The property on which the Premises are situated is more particularly described on the attached Exhibit “A”.

1.06	Adjacent Lease: That certain Commercial Lease Agreement dated as of even date with this Lease, between Tindall Properties, Ltd., as landlord, and Tenant, as tenant, and guaranteed by Guarantor.

1.07	Term: 6 years and 5 months beginning on the “Commencement Date” of, and as defined in, the Adjacent Lease (the “Commencement Date”) and ending on the date that is 6 years and 5 months thereafter (the “Expiration Date”) or termination of the Adjacent Lease, whichever is earlier.

1.08	Base Rent: $180,000.00 Base Rent for the Term is due and payable in monthly installments per month in advance, as follows:

Months 1-5	$0
Months 6-77	$2,500.00

Base Rent and all other sums due or payable by Tenant to Landlord under this Lease are collectively referred to in this Lease as the “Rent.”

1.09	Permitted Use: use of the surface only, for erection of temporary towers for testing of cameras, as generally depicted on Exhibit “D” attached hereto, incident to the conduct of Tenant’s business under the Adjacent Lease.

1.10	Party to whom Tenant is to deliver payments under this Lease: Landlord.

LANDLORD’S INITIALS	TENANT’S INITIALS

SURFACE LEASE AGREEMENT – Page 1

1.11	Exhibits and Addenda. The following exhibits are attached to this Lease and incorporated as a part of this Lease.

Exhibit A: Legal Description of the Property

Exhibit B: Site Plan

Exhibit C: Guaranty

Exhibit D: Illustration of Temporary Towers

ARTICLE TWO

LEASE AND TERM

2.01	Lease of Premises for Term. Subject to the provisions of Section 2.02, Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord for the Term stated in Section 1.07. The Commencement Date is the date specified in Section 1.07.

2.02	Landlord’s obligation to lease the Premises to Tenant is conditioned upon the execution by Guarantor of a Guaranty in the form attached hereto as Exhibit “C” and delivery by Tenant to Landlord on or before May 25, 2011, of a copy of a duly adopted resolution of Guarantor’s board of directors ratifying Guarantor’s execution of such Guaranty and confirming that such Guaranty may reasonably be expected to benefit Guarantor. If such resolution is not delivered by such date, Landlord shall have the right to terminate this Lease, and whether this Lease is terminated by Landlord or by operation of the provisions of Section 1.07 hereof, to retain the installment of Base Rent paid pursuant to Section 3.02 of this Lease to reimburse Landlord for its expenses in connection with this Lease.

2.03

Holding Over. Tenant shall vacate the Premises immediately upon the expiration of the Term or earlier termination of this Lease. Tenant shall reimburse Landlord for and indemnify Landlord against all damages incurred by Landlord as a result of any delay by Tenant in vacating the Premises. If Tenant does not vacate the Premises upon the expiration of the Term or earlier termination of this Lease, Tenant’s occupancy of the Premises will be a day-to-day tenancy, subject to all of the terms of this Lease, except that the Base Rent during the holdover period will be increased to an amount that is three-and-one- half (3 1/2) times the Base Rent in effect on the expiration or termination of this Lease, computed on a daily basis for each day of the holdover period, plus all additional sums due under this Lease. This Section will not be construed as Landlord’s consent for Tenant to hold over or to extend this Lease.

2.05	Termination Option. Notwithstanding anything to the contrary provided in this Lease, at any time after the date that is 35 months after the Commencement Date, either party may terminate this Lease upon six (6) months prior written notice to the other party.

ARTICLE THREE

RENT

3.01

Manner of Payment. Tenant shall pay the Rent to Landlord at the address set forth in Section 1.02. Landlord may designate, in a written notice delivered to Tenant, the party authorized to receive Rent and act on behalf of Landlord to enforce this Lease. Any such authorization will remain in effect until it is revoked by Landlord in a subsequent written notice delivered to Tenant. Any payments made to a third party designated by Landlord will be deemed made to Landlord when received by the designated third party. All sums payable by Tenant under this Lease, whether or not expressly denominated as Rent, will constitute rent for the purposes of Section 502(b) (6) of the Bankruptcy Code and for all other purposes.

3.02	Time of Payment. Upon execution of this Lease, Tenant shall pay the installment of Base Rent for the first month of the Term for which Base Rent is due. On or before the first day of the second month of the Term, and on or before the first day of each month thereafter, the installment of Base Rent and other sums due under this Lease will be due and payable, in advance, without off-set, deduction or prior demand. Tenant shall cause payments to be properly mailed or otherwise delivered so as to be actually received (and not merely deposited in the mail) by Landlord (or the party identified in Section 1.10, or any other third party designated by Landlord) on or before the due date. If the Term commences or ends on a day other than the first or last day of a calendar month, the rent for any partial calendar month following the Commencement Date or preceding the end of the Term will be prorated. Tenant shall pay any such prorated portion for a partial calendar month at the beginning of the Term on the Commencement Date. Tenant shall pay any such prorated portion for a partial calendar month at the end of the Term on the first day of that calendar month.

3.03	Late Charges. Tenant’s failure to promptly pay sums due under this Lease may cause Landlord to incur unanticipated costs. The exact amount of those costs is impractical or extremely difficult to ascertain. The costs may include, but are not limited to, processing and accounting charges and late charges that may be imposed on Landlord by any ground lease or deed of trust encumbering the Premises. Payments due to Landlord under this Lease are not an extension of credit. Therefore, if any payment under this Lease is not actually received on or before the due date (and not merely deposited in the mail), Landlord may, at Landlord’s option and to the extent allowed by applicable law, impose a Late Charge on any late payments in an amount equal to five percent (5%) of the amount of the past due payment (the “Late Charge”) after the payment is more than five days past due. A Late Charge may be imposed only once on each past due payment. Any Late Charge will be in addition to Landlord’s other remedies for nonpayment of Rent. If any check tendered by Tenant under this Lease is dishonored for any reason, Tenant shall pay to Landlord a dishonored check fee of thirty dollars ($30.00), plus (at Landlord’s option) a Late Charge as provided above until Good Funds (defined below) are received by Landlord. The parties agree that any Late Charge and dishonored check fee represent a fair and reasonable estimate of the costs Landlord will incur by reason of the late payment or dishonored check. If there are any Late Charges, dishonored check fees, installments of Base Rent, and any other unpaid charges or reimbursements due to Landlord, then Landlord may apply any payments received from Tenant to any amounts due in any order Landlord may choose. Notwithstanding the foregoing, Landlord will not impose a Late Charge as to the first late payment in any calendar year, unless Tenant fails to pay the late payment to Landlord within three (3) business days after the delivery of a written notice from Landlord to Tenant demanding the late payment be paid. However, Landlord may impose a Late Charge without advance notice to Tenant on any subsequent late payment in the same calendar year.

3.04	Good Funds Payments. If any two or more payments by check from Tenant to Landlord for Rent are dishonored and returned unpaid, thereafter Landlord may, at Landlord’s option, by the delivery of a written notice to Tenant, require that all future payments of Rent for the remaining Term of this Lease must be made by cash, certified check, cashier’s check, official bank check, money order, wire transfer or automatic electronic funds transfer (“Good Funds”), and that the delivery of Tenant’s personal or corporate check will no longer constitute payment of Rent.

ARTICLE FOUR

TAXES

4.01	Payment by Landlord. Landlord shall pay the real estate taxes on the Premises during the Term.

4.02	Improvements by Tenant. If the real estate taxes levied against the Premises are increased as a result of any additions or improvements made by Tenant or the existence of this Lease, Tenant shall pay to Landlord upon demand the amount of the increase and continue to pay the increase during the Term. Landlord shall use reasonable efforts to obtain from the tax assessor a written statement of the amount of the increase due to such additions or improvements.

4.03	Personal Property Taxes. Tenant shall pay all taxes assessed against personal property belonging to Tenant. Tenant shall use reasonable efforts to have Tenant’s property taxed separately from the Premises. If any of Tenant’s property is taxed with the Premises, Tenant shall pay the taxes for Tenant’s property to Landlord within fifteen (15) days after Tenant receives a written statement from Landlord for the property taxes.

4.04	Waiver of Right to Protest Taxes. Unless otherwise provided in this Lease: (i) Landlord retains the right to protest the tax assessment of the Property, and Tenant waives the right to protest; and (ii) Tenant waives Landlord’s obligation to provide Tenant with a notice of the tax valuation of the Property.

ARTICLE FIVE

INSURANCE AND INDEMNITY

5.01	Property Insurance. Tenant shall, at Tenant’s expense, obtain and maintain insurance on Tenant’s personal property in or on the Premises as Tenant reasonably deems necessary to protect Tenant’s interest. Any property insurance carried by Landlord or Tenant will be for the sole benefit of the party carrying the insurance and under its sole control.

5.02	Increases in Premiums. Tenant shall not conduct or permit any operation or activity, or the storage or use any materials, in or around the Premises that would cause suspension or cancellation of any insurance policy carried by Landlord. If Tenant’s use or occupancy of the Premises causes Landlord’s insurance premiums to increase, then Tenant shall pay to Landlord, as additional Rent, the amount of the increase within ten days after Landlord delivers written evidence of the increase to Tenant.

5.03

Liability Insurance. During the Term (or such earlier date as Tenant may be permitted to use and/or occupy the Premises), Tenant shall maintain a commercial general liability insurance policy, at Tenant’s expense, insuring Tenant against liability arising out of the use or occupancy of the Premises, and naming Landlord as an additional insured. The initial amounts of the insurance must be at least $1,000,000 for Each Occurrence, $2,000,000 General Aggregate per policy year, and $5,00 Medical Expense. If Tenant’s liability insurance coverage is less than $5,000,000, then Tenant must also maintain a commercial liability umbrella policy in amount to provide a combination of liability insurance coverage to equal a $5,000,000 total limit. During the Term, Tenant shall also maintain, at Tenant’s expense, Commercial Automobile Liability Insurance covering all owned, hired or non-owned vehicles, with combined single limits of not less than $1,000,000 for each occurrence, naming Landlord as additional insured, and Worker’s Compensation Insurance, naming Landlord as beneficiary of the Texas waiver of right to recover against others endorsement. All policies shall be written by an insurer with an A- VIII or better rating by the most current version of the A. M. Best Key Rating Guide or with such other financially sound insurance carriers acceptable to Landlord. In addition, such insurers shall be authorized to do business in Texas. Such policy(ies) shall provide that they are primary and non-contributory. The amounts of the insurance will not limit Tenant’s liability or relieve Tenant of any obligation under this Lease. The policies must contain cross-liability endorsements and must insure Tenant’s performance of the indemnity provisions of Section 5.06.

5.04	The policies must contain a provision that prohibits cancellation or modification of the policy except upon thirty (30) days’ prior written notice to Landlord. Tenant shall deliver a copy of the policy or certificate of insurance to Landlord before the Commencement Date and before the expiration of the policy during the Term. If Tenant fails to maintain the policy, Landlord may elect to maintain the insurance at Tenant’s expense. Such policy(ies) shall provide that they are primary and non-contributory. Upon Tenant’s exercise of its option to extend the Term, Landlord may require a reasonable adjustment to the amount of coverage required to be carried by Tenant during the extended Term. Notwithstanding the foregoing references to the “Term”, the foregoing obligations of Tenant shall apply upon entry of Tenant (inclusive of Tenant’s employees, subtenants, agents, licensees or concessionaires or any other person entering the Premises under express or implied invitation of Tenant) or Tenant’s property upon the Premises for any purpose.

5.05	Exculpation. Landlord will not be liable to Tenant or to Tenant’s employees, agents, invitees or visitors, or to any other person, for any injury to persons or damage to property on or about the Premises or any adjacent area owned by Landlord caused by the negligence or misconduct of Tenant, Tenant’s employees, subtenants, agents, licensees or concessionaires or any other person entering the Premises under express or implied invitation of Tenant, or arising out of the use of the Premises by Tenant and the conduct of Tenant’s business, or arising out of any breach or default by Tenant in the performance of Tenant’s obligations under this Lease. Tenant will not be liable for any injury to persons or damage to property on or about the Premises or any adjacent area owned by Landlord caused by the negligence or misconduct of Landlord, or Landlord’s employees or agents.

5.06	Indemnity. NOTWITHSTANDING ANYTHING IN THIS LEASE TO THE CONTRARY, TENANT HEREBY AGREES TO DEFEND, INDEMNIFY AND HOLD LANDLORD HARMLESS FROM ANY LOSS, EXPENSE OR CLAIMS ARISING OUT OF ANY INJURY TO PERSONS OR DAMAGE TO PROPERTY ARISING OUT OF THE USE OF THE PREMISES BY TENANT AND THE CONDUCT OF TENANT’S BUSINESS THEREON, INCLUDING ANY CLAIMS BROUGHT BY TENANT’S EMPLOYEES ALLEGING THE NEGLIGENCE OF LANDLORD.

ARTICLE SIX

USE OF PREMISES

6.01

Permitted Use. Tenant may use the Premises only for the Permitted Use stated in Section 1.09. Tenant acknowledges that: (i) the current use of the Premises or the improvements located on the Premises, or both, may not conform to city ordinances or restrictive covenants with respect to the permitted use, zoning, height limitations, setback requirements, minimum parking requirements, coverage ratio of improvements to land area, and other matters that may have a significant impact upon the Tenant’s intended use of the Premises; (ii) Tenant has independently investigated and verified to Tenant’s satisfaction the extent of any limitations or non-conforming uses of the Premises; and (iii) Tenant is not relying upon any representations of Landlord with respect to any such matters.

6.02	Compliance with Laws. Tenant shall comply with all governmental laws, ordinances and regulations applicable to the use of the Premises, and will promptly comply with all governmental orders and directives for the correction, prevention and abatement of nuisances and other activities in or upon, or connected with the Premises, all at Tenant’s sole expense.

6.03	Use Permit. If a use permit or other similar permit from the City of Fort Worth is required to allow Tenant to use the Premises for the Permitted Use, Tenant shall obtain such permit prior to its use thereof. If a permit is required and (i) despite its commercially reasonable efforts, Tenant is unable to obtain the required permit, or (ii) Tenant determines that it is economically impractical to obtain the required permit, Tenant may terminate this Lease by written notice to Landlord delivered on or before December 31, 2011, along with a termination payment in the amount of $5,000.00.

6.04	Signs. Without the prior written consent of Landlord, Tenant may not place any signs, ornaments or other objects on the Premises or the Property. Any signs installed by Tenant must conform to applicable laws, deed restrictions, and other applicable requirements. Tenant must remove all signs, decorations and ornaments at the expiration or termination of this Lease, and must repair any damage and close any holes caused by installation or removal.

6.05	Utility Services. Tenant shall pay the cost of all utility services used for the Premises.

6.06	Landlord’s Access. Landlord and Landlord’s agents will have the right to, upon reasonable advance notice, and without unreasonably interfering with Tenant’s business: (a) inspect the general condition and state of repair of the Premises, (b) show the Premises or the Property to any prospective tenant or purchaser, and (c) enter the Premises for any other reasonable purpose.

6.07	Possession. If Tenant pays the Rent, properly maintains the Premises, and complies with all other terms of this Lease, Tenant may occupy and enjoy the Premises for the full Term, subject to the provisions of this Lease. Tenant shall have access to the Premises only over and across the premises covered by the Adjacent Lease and/or common areas associated therewith, and not over and across the Property.

6.08	Landlord is not responsible for the security of Tenant, its employees or invitees, or their respective property in the Premises or in the vicinity of the Property.

ARTICLE SEVEN

PROPERTY CONDITION, MAINTENANCE, REPAIRS AND ALTERATIONS

7.01

Acceptance of Premises. Tenant has inspected, or has had an opportunity to inspect, the Premises, before the execution of this Lease. Tenant has determined that the Premises may be used for the Permitted Use. Tenant agrees to accept the Premises in “AS IS” condition and with all faults. To the extent permitted by applicable law, Tenant waives any implied warranties of Landlord as to the quality or condition of the Premises or the Property, or as to the fitness or suitability of the

Premises or the Property for any particular use. Tenant accepts the Premises subject to all recorded matters, laws, ordinances, and governmental regulations and orders, and the anticipated future easements in connection with the 2011 Settlement (hereinafter defined in Article 9).

7.02	Maintenance and Repairs. Landlord will not be required to perform any maintenance or repairs in the Premises. Tenant will be fully responsible, at Tenant’s expense, for all maintenance and repairs, inclusive of mowing if necessary for the Permitted Use or required under any applicable ordinance or code.

7.03	Alterations, Additions and Improvements. Tenant may not install any permanent improvements on the Premises and may not make any alterations, additions or improvements to the Premises without the prior written consent of Landlord; provided, however, subject to the provisions of this Lease, Tenant may locate removable K-rail sections on the Premises, generally as depicted on Exhibit “D” attached hereto.

7.04	Condition upon Termination. Upon the expiration or termination of this Lease, Tenant shall surrender the Premises to Landlord in the same condition as received. In addition, Landlord may require Tenant to remove any alterations, additions or improvements before the expiration or termination of this Lease and to restore the Premises to their prior condition, all at Tenant’s expense.

ARTICLE EIGHT

[INTENTIONALLY LEFT BLANK]

ARTICLE NINE

CONDEMNATION

9.01	Termination of Lease on Condemnation. If, during the Term, all or a substantial part of the Premises are taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain, or conveyed to the condemning authority under threat of condemnation, this Lease will terminate and the monthly installments of Rent will be abated during the unexpired portion of the Term, effective on the date of the taking.

9.02	Tenant Acknowledgements. Tenant acknowledges that Landlord has advised Tenant that, generally contemporaneously with execution of this Lease, Landlord anticipates that it will execute one or more easements in connection with resolution of protracted negotiations with an affiliate of Chesapeake Energy Corporation, in lieu of condemnation, contemplating relocation of a city sewer easement to accommodate Landlord’s granting of an easement for a gas pipeline in the Common Area east of the Premises, anticipated to be completed prior to the Commencement Date (the “2011 Settlement”). Tenant further acknowledges that Landlord has advised Tenant that at some time in the future, possibly prior to the expiration of the Term, Texas Department of Transportation may take a significant portion of the Property of which the Premises is a part, by the power of eminent domain, in connection with expansion of SH I-35 (the “I-35 Widening”). If the I-35 Widening occurs, there would be associated construction activity, and access and visibility to the Premises could be negatively impacted. Tenant confirms that the Base Rent has been reduced to take into account all the potential losses, problems, uncertainties, delays, and impacts of the I-35 Widening, and Tenant executes this Lease with full knowledge of the foregoing.

9.03	Tenant Agreements. Tenant shall not be entitled to receive any awards or other compensation in connection with the 2011 Settlement or I-35 Widening, and Tenant shall have no claims against Landlord in respect of adjustment of Rent or otherwise under this Lease in connection with the 2011 Settlement and the I-35 Widening.

ARTICLE TEN

ASSIGNMENT AND SUBLETTING

Tenant may not assign this Lease or sublet the Premises or any portion thereof, without the prior written consent of Landlord.

Notwithstanding the foregoing, Tenant shall have the right to sublet the entire Premises or assign this Lease, without Landlord’s consent, to any of “Tenant’s Affiliates” (as defined in the Adjacent Lease), to which Tenant is permitted to and does sublet the entire premises covered by, or assign, as applicable, the Adjacent Lease, and subject to the other terms and conditions of this Article Ten. The foregoing right to assign or sublease in respect of such Tenant’s Affiliate is conditioned upon: (1) Tenant not being in default under this Lease as of the date of the proposed assignment of this Lease or sublease of the entire Premises, (2) any guarantor of this Lease affirming in writing its continued obligations notwithstanding such assignment or sublease, and (3) Tenant having satisfied all the pre conditions to sublease or assignment contained in the Adjacent Lease to the satisfaction of such landlord.

ARTICLE ELEVEN

DEFAULT AND REMEDIES

11.01	Default. Each of the following events is a default under this Lease (a “Default”):

A.	Failure of Tenant to pay any installment of the Rent or other sum payable to Landlord under this Lease on the date that it is due, and the continuance of that failure for a period of five (5) days after Landlord delivers written notice of the failure to Tenant. This clause will not be construed to permit or allow a delay in paying Rent beyond the due date and will not affect Landlord’s right to impose a Late Charge as permitted in Section 3.03;

B.	Failure of Tenant to comply with any term, condition or covenant of this Lease, other than the payment of Rent or other sum of money, and the continuance of that failure for a period of thirty (30) days after Landlord delivers written notice of the failure to Tenant;

C.	Failure of Tenant or any guarantor of Tenant’s obligations under this Lease to pay its debts as they become due or an admission in writing of inability to pay its debts, or the making of a general assignment for the benefit of creditors;

D.	The commencement by Tenant or any guarantor of Tenant’s obligations under this Lease of any case, proceeding or other action seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property;

E.	The commencement of any case, proceeding or other action against Tenant or any guarantor of Tenant’s obligations under this Lease seeking to have an order for relief entered against it as debtor, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and Tenant or any guarantor: (i) fails to obtain a dismissal of such case, proceeding, or other action within sixty (60) days of its commencement; or (ii) converts the case from one chapter of the Federal Bankruptcy Code to another chapter; or (iii) is the subject of an order of relief that is not fully stayed within seven (7) business days after the entry thereof; and

F.	Vacancy or abandonment by Tenant of any substantial portion of the Premises or cessation of the use of the Premises for the purpose leased and failure of Tenant to pay Rent.

G.	A default shall occur under the Adjacent Lease.

11.02	Remedies. Upon the occurrence of any Default listed in Section 11.01, Landlord may pursue any one or more of the following remedies without any prior notice or demand.

A.	Landlord may terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, without prejudice to any other remedy that Landlord may have for possession of the Premises or Rent in arrears, enter upon and take possession of the Premises and expel Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for any claim for damages due to the termination of this Lease or termination of possession. Tenant shall pay to Landlord on demand the amount of all Rent and loss and damage Landlord may suffer by reason of the termination or inability to relet the Premises up to the date of termination, in addition to any other liabilities that survive the termination of this Lease.

B.	Landlord may enter upon and take possession of the Premises, without terminating this Lease and without being liable for any claim for damages due to termination of possession, and expel Tenant and any other person who may be occupying the Premises or any part thereof. Landlord may relet the Premises and receive rent from the new occupant. Tenant agrees to pay to Landlord monthly, or on demand from time to time, any deficiency that may arise by reason of any such reletting. In determining the amount of the deficiency, professional service fees, reasonable attorneys’ fees, court costs, remodeling expenses and other costs of reletting will be subtracted from the amount of rent received from the new occupant.

C.	Landlord may enter upon the Premises, without terminating this Lease and without being liable for any claim for damages due to such entry, and do whatever Tenant is obligated to do under the terms of this Lease. Tenant agrees to pay Landlord on demand for expenses that Landlord incurs in performing Tenant’s obligations under this Lease, together with interest thereon at the rate of twelve percent (12%) per annum from the date spent until paid.

D.

Landlord may sue Tenant for damages for breach of this Lease after Tenant’s Default and abandonment of the Premises, or after Landlord terminates Tenant’s possession and Tenant vacates the Premises, in which case the measure of damages is the sum of: (i) the unpaid Rent up to the date of the abandonment or vacancy, plus (ii) the difference between the Rent for the remainder of the Term after abandonment or vacancy, and the fair market rental value of this Lease for the remainder of the Term after abandonment or vacancy, such difference to be discounted to present value at a rate equal to the rate of interest that is allowed by law in the State of Texas when the parties to a contract have not agreed on any particular rate of interest (or, in the absence of such law, at the rate of six percent (6%) per annum). Neither the enforcement or collection by Landlord of those amounts nor the payment by Tenant of those amounts will constitute a waiver by Landlord of any breach, existing or in the future, of any of the terms or provisions of this Lease by Tenant or a waiver of any rights or remedies that the Landlord may have with respect to any breach.

E.	No re-entry or taking possession of the Premises by Landlord will be construed as an election to terminate this Lease, unless a written notice of that intention is given to Tenant. Notwithstanding any re-entry, taking possession or reletting, Landlord may, at any time thereafter, elect to terminate this Lease for a previous Default. Pursuit of any of the foregoing remedies will not preclude pursuit of any other remedies provided by law, nor will pursuit of any remedy provided in this Lease constitute a forfeiture or waiver of any Rent due to Landlord under this Lease or of any damages accruing to Landlord by reason of the violation of any of the provisions in this Lease. Failure of Landlord to declare any Default immediately upon its occurrence, or failure to enforce one or more of Landlord’s remedies, or forbearance by Landlord to enforce one or more of Landlord’s remedies upon a Default, will not be deemed to constitute a waiver of any of Landlord’s remedies for any Default. Pursuit of any one of the remedies will not preclude pursuit by Landlord of any of the other remedies provided in this Lease. The loss or damage that Landlord may suffer by reason of a Default by Tenant under this Lease, or the deficiency from any reletting, will include the expense of taking possession and any repairs performed by Landlord after a Default by Tenant. If Landlord terminates this Lease at any time for any Default, in addition to other Landlord’s remedies, Landlord may recover from Tenant all damages Landlord may incur by reason of the Default, including the cost of recovering the Premises and the Rent then remaining unpaid.

F.	Nothing in this Lease will be construed as imposing any duty upon Landlord to relet the Premises. Landlord will have no duty to mitigate Landlord’s damages except as required by applicable law. Any duty imposed by law on Landlord to mitigate damages after a Default by Tenant will be satisfied if Landlord undertakes to lease the Premises to another tenant (a “Substitute Tenant”) in accordance with the following criteria:

(1)	Landlord will have no obligation to solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full possession of the Premises including, without limitation, the final and unappealable legal right to relet the Premises free of any claim of Tenant;

(2)	Landlord will not be obligated to lease or show the Premises on a priority basis, or offer the Premises to a prospective tenant when other space in the Property suitable for the prospective tenant’s use is (or soon will be) available;

(3)	Landlord will not be obligated to lease the Premises to a Substitute Tenant for an amount less than the current fair market rent then prevailing for similar uses of comparable surface estate in the same market area as the Property, nor will Landlord be obligated to enter into a new lease under other terms and conditions that are unacceptable to Landlord under Landlord’s then current leasing policies for comparable space in the Property;

(4)	Landlord will not be obligated to enter into a lease with a Substitute Tenant whose use would:

(i)	violate any restriction, covenant, or requirement contained in the lease of another tenant of the Property;

(ii)	adversely affect the reputation of the Property; or

(iii)	be incompatible with other uses of the Property.

(5)	Landlord will not be obligated to enter into a lease with any Substitute Tenant that does not have, in Landlord’s reasonable opinion, sufficient financial resources to pay the Rent under the new lease and operate the Premises in a first class manner; and

(6)	Landlord will not be required to spend any amount of money to alter, remodel, or otherwise make the Premises suitable for use by a proposed Substitute Tenant unless:

(i)	Tenant pays any such sum to Landlord in advance of Landlord’s execution of a lease with the Substitute Tenant (which payment will not be in lieu of any damages or other sums to which Landlord may be entitled as a result of Tenant’s Default under this Lease); or

(ii)	Landlord, in Landlord’s reasonable discretion, determines that any such expenditure is financially justified in connection with entering into a lease with the Substitute Tenant.

G.	No right or remedy of Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy now or hereafter existing under this Lease, at law, in equity or by statute. Landlord will not be liable for any damages resulting to Tenant from any right or remedy exercised by Landlord, regardless of the cause, even if it is caused by the sole, joint or concurrent negligence of Landlord.

11.03	Notice of Default. Tenant shall give written notice of any failure by Landlord to perform any of Landlord’s obligations under this Lease to Landlord and to any ground lessor, mortgagee or beneficiary under any deed of trust encumbering the Premises whose name and address have been furnished to Tenant in writing. Landlord will not be in default under this Lease unless Landlord (or the ground lessor, mortgagee or beneficiary) fails to cure the nonperformance within thirty (30) days after receipt of Tenant’s notice. However, if the nonperformance reasonably requires more than thirty (30) days to cure, Landlord will not be in default if the cure is commenced within the 30-day period and is thereafter diligently pursued to completion.

11.04	Limitation of Landlord’s Liability. As used in this Lease, the term “Landlord” means only the current owner or owners of the fee title to the Premises, or the leasehold estate under a ground lease of the Premises, at the time in question. Each Landlord is obligated to perform the obligations of Landlord under this Lease only during the time such Landlord owns such title or estate. Any Landlord who transfers its title, estate or other interest is relieved of all liability with respect to the obligations of Landlord under this Lease accruing on or after the date of the transfer, and Tenant agrees to recognize the transferee as Landlord under this Lease.

11.05

Repayment of “Free” Rent. Tenant shall be credited with having paid the five months of $0 Base Rent provided in Section 1.08 (“Abated Rent”) on the expiration of this Term only if Tenant has fully, faithfully, and punctually performed all of Tenant’s obligations hereunder, including the payment of all Rent (other than the Abated Rent) and all other monetary obligations and the surrender of the Premises in the physical condition required by this Lease. Tenant acknowledges that its right to receive credit for the Abated Rent is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under this Lease. If Tenant defaults and does not cure within any applicable grace period, and such failure continues for 30 days after the expiration of any applicable grace period, the Abated Rent shall immediately become due and payable in full and this Lease shall be enforced as if there were no such rent abatement or other rent concession. In such case Abated Rent shall be calculated based the Base Rent commencing on month 6 of the Term.

ARTICLE TWELVE

[INTENTIONALLY DELETED]

ARTICLE THIRTEEN

PROTECTION OF LENDERS

13.01	Subordination and Attornment. Landlord may subordinate this Lease to any future ground Lease, deed of trust or mortgage encumbering the Premises, and advances made on the security thereof and any renewals, modifications, consolidations, replacements or extensions thereof, whenever made or recorded. Landlord’s right to subordinate is subject to Landlord providing Tenant with a written Subordination, Non-disturbance and Attornment Agreement from the ground lessor, beneficiary or mortgagee wherein Tenant’s right to peaceable possession of the Premises during the Term will not be disturbed if Tenant pays the Rent and performs all of Tenant’s obligations under this Lease and is not otherwise in default, in which case Tenant shall attorn to the transferee of or successor to Landlord’s interest in the Premises and recognize the transferee or successor as Landlord under this Lease. Tenant’s rights under this Lease are subordinate to any existing ground lease, deed of trust or mortgage encumbering the Premises. However, if any ground lessor, beneficiary or mortgagee elects to have this Lease be superior to its ground lease, deed of trust or mortgage and gives Tenant written notice thereof, then this Lease will be deemed superior to the ground lease, deed of trust or mortgage whether this Lease is dated prior or subsequent to the date of the ground lease, deed of trust or mortgage or the date of recording thereof.

13.02	Signing of Documents. Tenant shall sign and deliver any document that may be requested to evidence any attornment or subordinate, or any agreement to attorn or subordinate, as long as the document contains the non-disturbance agreement described in and is otherwise consistent with the provision of Section 13.01. If Tenant fails to do so within ten (10) days after a written request, Tenant shall be in default under this Lease.

13.03	Estoppel Certificates.

A.	Upon Landlord’s written request, Tenant shall execute and deliver to Landlord a written statement certifying: (1) whether Tenant is an assignee or subtenant; (2) the Expiration Date of this Lease; (3) the number of renewal options under this Lease and the total period of time covered by the renewal option(s); (4) that none of the terms or provisions of this Lease have been changed since the original execution of this Lease, except as shown on attached amendments or modifications; (5) that no default by Landlord exists under the terms of this Lease (or if Landlord is claimed to be in default, stating why); (6) that Tenant has no claim against Landlord under this Lease and has no defense or right of offset against collection of Rent under this Lease; (7) the amount and date of the last payment of Rent; (8) the amount of any Security Deposit and other deposits, if any; and (9) the identity and address of any guarantor of this Lease. Tenant shall deliver the statement to Landlord within ten (10) days after Landlord’s request. Landlord may forward any such statement to any prospective purchaser or lender of the Premises. The purchaser or lender may rely conclusively upon the statement as true and correct.

B.	If Tenant does not deliver the written statement to Landlord within the ten (10) day period, Landlord, and any prospective purchaser or lender, may conclusively presume and rely upon the following facts: (1) that the terms and provisions of this Lease have not been changed except as otherwise represented by Landlord; (2) that this Lease has not been terminated except as otherwise represented by Landlord; (3) that not more than one monthly installment of Base Rent and other charges have been paid in advance; (4) there are no claims against Landlord nor any defenses or rights of offset against collection of Rent; and (5) that Landlord is not in default under this Lease. In such event, Tenant will be estopped from denying the truth of the presumed facts.

13.04	Guarantor’s Financial Condition. In the event that Guarantor’s financial information ceases to be generally publicly available, within ten (10) days after a written request from Landlord, but not more than two times in any calendar year, Tenant shall deliver to Landlord financial statements as are reasonably required by Landlord to verify the net worth of Guarantor. Tenant represents to Landlord that each financial statement is a true, complete, and accurate statement as of the date of the statement. All financial statements will be confidential and will be used only for the purposes set forth in this Lease.

ARTICLE FOURTEEN

ENVIRONMENTAL REPRESENTATIONS AND INDEMNITY

14.01	Tenant’s Compliance with Environmental Laws. Tenant, at Tenant’s expense, shall comply with all laws, rules, orders, ordinances, directions, regulations and requirements of Federal, State, county and municipal authorities pertaining to Tenant’s use of the Property and with the recorded covenants, conditions and restrictions, regardless of when they become effective, including, without limitation, all applicable Federal, State and local laws, regulations or ordinances pertaining to air and water quality, Hazardous Materials (as defined in Section 14.05), waste disposal, air emissions and other environmental matters, all zoning and other land use matters, and with any direction of any public officer or officers, pursuant to law, which impose any duty upon Landlord or Tenant with respect to the use or occupancy of the Property.

14.02	Tenant’s Indemnification. Tenant shall not cause or permit any Hazardous Materials to be brought upon, kept or used in or about the Property by Tenant, or Tenant’s agents, employees, contractors or invitees without the prior written consent of Landlord. If the presence of Hazardous Materials on the Property caused or permitted by Tenant results in contamination of the Property or any other property, or if contamination of the Property or any other property by Hazardous Materials otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Property, damages for the loss or restriction on use of rentable or unusable space or of any amenity or appurtenance of the Property, damages arising from any adverse impact on marketing of building space or land area, sums paid in settlement of claims, reasonable attorneys’ fees, court costs, consultant fees and expert fees) that arise during or after the Term as a result of the contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial work, removal or restoration work required by any Federal, State or local government agency because of Hazardous Materials present in the soil or ground water on or under the Property. Without limiting the foregoing, if the presence of any Hazardous Materials on the Property (or any other property) caused or permitted by Tenant results in any contamination of the Property, Tenant shall promptly take all actions at Tenant’s sole expense as are necessary to return the Property to the condition existing prior to the introduction of any such Hazardous Materials, provided that Landlord’s approval of such actions is first obtained.

14.03	Landlord’s Representations. Landlord represents, to the best of Landlord’s actual knowledge, that: (i) any handling, transportation, storage, treatment or usage of Hazardous Materials that has occurred on the Property to date has been in compliance with all applicable Federal, State, and local laws, regulations and ordinances; and (ii) no leak, spill, release, discharge, emission or disposal of Hazardous Materials has occurred on the Property to date and that the soil or groundwater on or under the Property is free of Hazardous Materials as of the Commencement Date, unless expressly disclosed by Landlord to Tenant in writing, and (iii) the Premises is not on any government list of contaminated properties, nor is any investigation, administrative order or notice, consent order, or agreement for litigation in existence or anticipated with respect to the Premises.

14.04	Landlord’s Indemnification. Landlord hereby indemnifies, defends and holds Tenant harmless from any claims, judgments, damages, penalties, fines, costs, liabilities, (including sums paid in settlements of claims) or loss, including, without limitation, reasonable attorneys’ fees, court costs, consultant fees, and expert fees, which arise during or after the Term of this Lease from or in connection with the presence or suspected presence of Hazardous Materials in the soil or groundwater on or under the Property, unless the Hazardous Material is released by Tenant or is present as a result of the negligence or willful conduct of Tenant. Without limiting the generality of the foregoing, the indemnification provided by this Section will specifically cover costs incurred in connection with any investigation of site conditions or any clean-up, remedial work, removal or restoration work required by any Federal, State or local governmental authority. Notwithstanding the foregoing, except as to any misrepresentation by Landlord under Section 14.03, Landlord’s indemnity herein shall be operative only to the extent that the party responsible for the Hazardous Materials has indemnified Landlord and shall be satisfied solely from such party’s indemnity.

14.05	Definition. For purposes of this Lease, the term “Hazardous Materials” means any one or more pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solvent or oil as defined in or pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Clean Water Act, as amended, the Water Pollution Control Act, as amended, the Solid Waste Disposal Act, as amended, or any other Federal, State or local environmental law, regulation, ordinance, or rule, whether existing as of the date of this Lease or subsequently enacted.

14.06	Survival. The representations and indemnities contained in this Article Fourteen will survive the expiration or termination of this Lease.

ARTICLE FIFTEEN

[INTENTIONALLY LEFT BLANK]

ARTICLE SIXTEEN

MISCELLANEOUS AND ADDITIONAL PROVISIONS

16.01	Force Majeure. If performance by Landlord of any term, condition or covenant in this Lease is delayed or prevented by any Act of God, strike, lockout, shortage of material or labor, restriction by any governmental authority, civil riot, flood, or any other cause not within the control of Landlord, the period for performance of the term, condition or covenant will be extended for a period equal to the period Landlord is so delayed or prevented.

16.02	Interpretation. The captions of the Articles or Sections of this Lease are to assist the parties in reading this Lease and are not part of the terms or provisions of this Lease. Whenever required by the context of this Lease, the singular will include the plural and the plural will include the singular, and the masculine, feminine and neuter genders will each include the other.

16.03	Waivers. Any waivers of any provisions of this Lease must be in writing and signed by the waiving party. Landlord’s delay or failure to enforce any provisions of this Lease or Landlord’s acceptance of late installments of Rent will not be a waiver and will not prevent Landlord from enforcing that provision or any other provision of this Lease in the future. No statement on a check from Tenant or in a letter accompanying a check will be binding on Landlord. Landlord may, with or without notice to Tenant, negotiate, cash, or endorse the check without being bound to the conditions of any such statement.

16.04	Severability. A determination by a court of competent jurisdiction that any provision of this Lease is invalid or unenforceable will not invalidate the remainder of that provision or any other provision of this Lease, which will remain in full force and effect.

16.05	Joint and Several Liability. All parties signing this Lease as Tenant will be jointly and severally liable for all obligations of Tenant. Tenant will be responsible for the conduct, acts and omissions of Tenant’s agents, employees, customers, contractors, invitees, agents, successors or others using the Premises with Tenant’s express or implied permission.

16.06	Amendments or Modifications. This Lease is the only agreement between the parties pertaining to the lease of the Premises and no other agreements are effective unless made a part of this Lease. All amendments to this Lease must be in writing and signed by all parties.

16.07	Notices. All notices and other communications required or permitted under this Lease must be in writing and will be deemed delivered, whether actually received or not, on the earlier of: (i) actual receipt if delivered in person or by messenger with evidence of delivery; or (ii) receipt of an electronic facsimile transmission (“Fax”) with confirmation of delivery; or (iii) upon deposit in the United States Mail as required below. Notices may be transmitted by Fax to the Fax telephone numbers specified in Article One of this Lease, if any. Notices delivered by mail must be deposited in the U.S. Postal Service, certified mail, return receipt requested, postage prepaid, and properly addressed to the intended recipient as set forth in Article One. Notices sent by any other means will be deemed delivered when actually received, with proof of delivery. After possession of the Premises by Tenant, Tenant’s address for notice purposes will be the address of the Premises unless Tenant notifies Landlord in writing of a different address to be used for that purpose. Any party may change its address for notice by delivering written notice of its new address to all other parties in the manner set forth above. Also, copies of all notices must also be delivered to the following persons:

Copies of notices to Landlord are to be delivered to:

Elizabeth Tindall

Address: 630 North Freeway, Suite 300

Fort Worth, TX 76102

Telephone: 817-870-3677 Fax: 817-870-1218

Email: etindall@tindallrecord.com

Copies of notices to Tenant are to be delivered to:

Outdoor Channel Holdings, Inc.

Address: 43445 Business Park Drive, Suite 103

Temecula, CA 92590

Attn: R. David Bolls III

Assistant General Counsel

Sr. V.P., Business & Legal Affairs

Telephone: 951-699-6991 Fax: 951-676-9260

Email: dbolls@outdoorchannel.com

16.08	Attorneys’ Fees. If, on account of any breach or default by any party to this Lease in its obligations to any other party to this Lease, it becomes necessary for a party to employ a third party attorney that is not an employee and/or partner of the Landlord, Tenant, or any guarantor to enforce or defend any of its rights or remedies under this Lease, the non-prevailing party agrees to pay the prevailing party its reasonable attorneys’ fees and court costs, if any, whether or not suit is instituted in connection with the enforcement or defense.

16.09	Venue. All obligations under this Lease, will be performed and payable in the county in which the Property is located. The laws of the State of Texas will govern this Lease.

16.10	Survival. All obligations of any party to this Lease that are not fulfilled at the expiration or the termination of this Lease will survive such expiration or termination as continuing obligations of the party.

16.11	Binding Effect. This Lease will inure to the benefit of, and be binding upon, each of the parties to this Lease and their respective heirs, representatives, successors and assigns. However, Landlord will not have any obligation to Tenant’s successors or assigns unless the rights or interests of the successors or assigns are acquired in accordance with the terms of this Lease.

16.12	Patriot Act Representation. Landlord and Tenant each represent to the other that: (1) its property interests are not blocked by Executive Order No. 13224, 66 Fed. Reg. 49079; (2) it is not a person listed on the Specially Designated Nationals and Blocked Persons list of the Office of Foreign Assets Control of the United States Department of the Treasury; and (3) it is not acting for or on behalf of any person on that list.

16.13	Offer. The execution of this Lease by the first party to do so constitutes an offer to lease the Premises. Unless this Lease is signed by the other party and a fully executed copy is delivered to the first party within ten (10) days after the date of execution by the first party, such offer to lease will be deemed automatically withdrawn. Any acceptance of an offer that has been withdrawn will only be effective if the party that withdrew the offer subsequently agrees to the acceptance either in writing or by course of conduct.

16.14	Consult an Attorney. This Lease is an enforceable, legally binding agreement. Read it carefully. By executing this Lease, Landlord and Tenant each agree to the provisions contained in this Lease.

16.15	Brokers. Each party hereby warrants and represents to the other party that it has not dealt with any broker in the negotiation of this Lease. Each party hereby agrees to indemnify and hold harmless the other party from and against any other commissions or finder’s fees due by virtue of the negotiation, execution and performance of this Lease, the obligation or asserted claim for which arises from actions taken or claimed to be taken by the indemnifying party.

This Lease has been executed as of the Effective Date.

LANDLORD:

650 North Freeway, Ltd.

By:	650 North Freeway G.P., Inc., general partner

	By:	/s/ J. Scott Tindall

J. Scott Tindall, President

Date of Execution: April 22, 2011

TENANT:

Skycam, LLC, a Delaware limited liability company

By:	/s/ Thomas E. Hornish
Thomas E. Hornish, Chief Operating Officer, General Counsel & Secretary
Date of Execution: April 21, 2011

By:	/s/ Thomas D. Allen
Thomas D. Allen, Chief Financial Officer, Treasurer & Controller
Date of Execution: April 21, 2011

EXHIBIT “A”

PARCEL #1:

BEING a tract of land situated in the W.H. LITTLE SURVEY, ABSTRACT NO. 945 and the JOHN LITTLE SURVEY, ABSTRACT NO. 958, TARRANT County, Texas and being all of that and being all of that certain tract of land as described by deed to Charles J. Murray, ET AL and recorded in Volume 7430, Page 1746, Deed Records, TARRANT County, Texas, said tract of land being more particularly described by metes and bounds as follows:

BEGINNING a point in the east right-of-way line of Interstate Highway No. 3 5-W (a variable width right-of-way), the northwest corner of said Charles J. Murray, et al tract and from which a 1/2 inch iron rod found for the southwest corner of Lot 4, Block 2, Greenway Park Addition, an addition to the City of Fort Worth, according to the plat recorded in Volume 388-113, Page 555, Plat Records, Tarrant County, Texas bears North 61 degrees 28 minutes 00 seconds East, 0.58 feet;

THENCE North 61 degrees 28 minutes 00 seconds East (N 60 degrees 26 minutes 45 seconds E deed), departing said east right-of-way line of Interstate Highway No. 35-W and with the south line of said Lot 4, Block 2, Greenway Park Addition, a distance of 401.94 feet (401.10 deed) to a 1/2 inch iron rod found for the southeast corner of said Lot 4, Block 2, Greenway Park Addition and being in the westerly line of that certain tract of land as described by deed to the City of Fort Worth and recorded in Volume 13592, Page 30, Deed Records Tarrant County, Texas;

THENCE South 42 degrees 41 minutes 39 seconds East (S 43 degrees 43 minutes E deed), with the said westerly line of City of Fort Worth tract, a distance of 479.56 feet to a 1/2 inch iron rod found for the northeast corner of Lot 1, Block 1, Tindall Center, according to the plat recorded in Cabinet A, Slide 9452, Plat Records, Tarrant County, Texas;

THENCE South 61 degrees 28 minutes 00 seconds West (South 60 degrees 26 minutes 45 seconds West deed), with the north line of said Lot 1, Block 1, Tindall Center, a distance of 723.67 feet (723.0 feet deed) to a point for the northwest corner of said Lot 1, Block 1, Tindall Center and in the aforementioned east right-of-way line of Interstate Highway No. 35-W, and from which a 1/2 inch iron rod found bears North 77 degrees 38 minutes 36 seconds East, 0.40 Feet and being the beginning of a curve to the right having a central angle of 00 degrees 31 minutes 18 seconds, a radius of 3,680.72 feet, and a chord bearing and distance of North 05 degrees 01 minutes 46 seconds West (North 05 degrees 55 minutes 06 seconds West deed), 33.51 feet (33.28 deed);

THENCE with said east right-of-way line of said Interstate Highway No. 35-W and with said curve to the right in a northwesterly, direction, an arc length of 33.51 feet (33.28 feet deed) to a point and from which a 7/8 inch iron rod found bears South 80 degrees 41 minutes 37 seconds East, 0.64 feet;

THENCE North 04 degrees 47 minutes 15 seconds West (North 05 degrees 48 minutes West deed), continuing with said east right-of-way line of Interstate Highway No. 35-W, a distance of 474.43 feet (474.72 feet deed) to the POINT OF BEGINNING and continuing a computed area of 261,732 feet or 6.008 acres of land.

PARCEL #2:

BEING a tract of land situated in the John Little Survey, Abstract No. 958, Tarrant County, Texas and being a part of that certain tract of land as described by deed to the City of Fort Worth and recorded in Volume 13592, Page 30, Deed Records, Tarrant County, Texas, said tract of land being more particularly described by metes and bounds as follows:

BEGINNING at a point for the northeast corner of Lot 1, Block 1, Tindall Center, on addition to the City of Fort Worth according to the plat recorded in Cabinet A, Slide 9452, Plat Records. Tarrant County, Texas, being in a west line of said City of Fort Worth tract and being the southeast corner of that certain tract of land as described by deed to Tindall Properties Ltd. and recorded in County Clerk’s Document No. D204322605, Deed Records. Tarrant County. Texas;

THENCE North 42’42’15” West, with the east line of sold Tindall Properties tract and with a west line of said City of Fort worth tract, a distance of 479.56 feet to a point;

THENCE South 72’41’39” East, departing the west line of said City of Fort Worth tract and the east line of said Tindall Properties tract, a distance of 75.86 feet to a point;

THENCE South 45’04’22” East, a distance of 216.18 feet to a point;

THENCE South 45’18’27” East, a distance of 240.21 feet to a point;

THENCE South 44’49’34” East, a distance of 250.78 feet to a point;

THENCE South 40’39’29” East, a distance of 11.81 feet to a point;

THENCE South 06’48’01” West, a distance of 88.25 feet to a point in an east line of aforementioned Lot 1. Block 1, Tindall Center and a west line of aforementioned City of Fort Worth tract;

THENCE North 26’13’15” West, with an east line of said Lot 1. Block 1, Tindall Center and with a west line of said City of Fort Worth tract, a distance of 1.70 feet to a point;

THENCE North 42’42’15” West, continuing with an east line of said Lot 1, Block 1. Tindall Center and continuing with a west line of said City of Fort Worth tract, a distance of 360.19 feet to the POINT of BEGINNING and containing a calculated area of 41,278 square feet or 0.947 acres of land.

SAVE AND EXCEPT SO MUCH OF SUCH “PARCEL #2” AS SHALL HAVE BEEN INCORPORATED INTO THE REPLAT OF LOT 1R-1, TINDALL CENTER, FILED CABINET A, SLIDE NO. 12024, PLAT RECORDS, TARRANT COUNTY, TEXAS

EXHIBIT “B”

NOTE:

1. THE PURPOSE OF THIS EXHIBIT IS TO ILLUSTRATE THE COMPLEXITY OF THE EXISTING UTILITIES IN THE REAR OF THE LEASE PROPERTY, NOT TO ILLUSTRATE THE EXACT LOCATIONS OF EXISTING UTILITIES AS WELL AS TO ILLUSTRATE THE LIMITS OF THE LEASE PROPERTY.
2. EASEMENTS AND IMPROVEMENTS SHOWN ARE FROM RECORDS AND MAY NOT REPRESENT ACTUAL LOCATIONS.
3. THIS EXHIBIT IS NOT A SURVEY AND IS FOR PLANNING PURPOSES ONLY.
4. IT IS THE RESPONSIBILITY OF THE LESSOR/OWNER TO VERIFY ALL INFORMATION SHOWN FOR ACTUAL LOCATIONS.

428.51'
15.86'
198.27'
225.00'
LEASE TRACT
2.48 ACRES
485.33'
LOT 4, BLOCK 2
GREENWAY PARK
ADDITION
VOL. 388-113, PG. 555
P.R.T.C.T.
LOT 1R-1, BLOCK 1
TINDALL CENTER
CABINET A, SLIDE 12024
P.R.T.C.T.
0
100
200
SCALE: 1"= 100 ft.

DUNAWAY
550 Bailey Avenue • Suite 400 • Fort Worth, Texas 76107
Tel: 817.335.1121 • Fax: 817.335.7437
(TX REG. F-1114)

EXHIBIT “C”

GUARANTY

Address of the Premises: approx. 2.48 acres north of the premises located at

630 North Freeway, Suite 350, Fort Worth, TX 76102

1. In order to induce 650 North Freeway, Ltd. (“Landlord”) to execute the Surface Lease Agreement (the “Lease”) with Skycam, LLC (“Tenant”) for the Premises described above in Tarrant County, State of Texas, the undersigned (the “Guarantor,” whether one or more than one) has guaranteed and by this instrument does hereby guarantee the full payment and performance of all liabilities, obligations, and duties (including but not limited to maintenance and the payment of Rent) imposed upon Tenant under the terms of the Lease, as if Guarantor had executed the Lease as Tenant.

2. Guarantor hereby waives notice of acceptance, modification, extension and default of this Guaranty and all other notices in connection with this Guaranty or in connection with the liabilities, obligations, and duties guaranteed hereby, including notices of default by Tenant under the Lease, and waives diligence, presentment, and suit on the part of Landlord in the enforcement of any liability, obligation, or duty guaranteed hereby. Guarantor waives all rights arising under Chapter 34 of the Texas Business and Commerce Code. Guarantor waives all rights to claim any defense arising out of lack of diligence; any failure to pursue Tenant; loss or impairment of any right of subrogation or reimbursement; release of any other guarantor or collateral; death, insolvency, or lack of corporate authority of Tenant; and waiver, release, or election, based on Landlord’s or Tenant’s rights and obligations under the Lease and the enforcement of its terms.

3. Landlord will not be first required to enforce against Tenant or any other person any liability, obligation, or duty guaranteed hereby before seeking enforcement thereof against Guarantor. This Guaranty is a primary, irrevocable, and unconditional guaranty of payment and performance and not of collection and is independent of Tenant’s obligations under the Lease. Suit may be brought and maintained against Guarantor by Landlord to enforce any liability, obligation, or duty guaranteed hereby without joinder of Tenant or any other person. The liability of Guarantor will not be affected by any indulgence, compromise, settlement, or variation of terms that may be extended to Tenant by Landlord or agreed upon by Landlord and Tenant, and will not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of Tenant or its estate in bankruptcy, or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the United States Bankruptcy Code, or any similar law or statute of the United States or any state thereof. Guarantor will not be released by any extensions, amendments, assignments, subleases, or other modifications of the Lease that Landlord and Tenant may enter into at any time without notice to or consent by Guarantor. Guarantor will remain fully liable for the payment and performance of all liabilities, obligations, and duties of Tenant under the Lease as so extended, amended, assigned, subleased, or otherwise modified.

4. Other agreements similar to this Guaranty may, at Landlord’s sole option and discretion, be executed by other persons with respect to the Lease. This Guaranty will be cumulative of any such agreements and the liabilities and obligations of Guarantor under this Guaranty will not be affected or diminished by reason of such other agreements. Moreover, if Landlord obtains signatures of more than one guarantor on this Guaranty, or Landlord obtains additional guaranty agreements, or both, Guarantor agrees that Landlord, in Landlord’s sole discretion, may (i) bring suit against all guarantors of the Lease, jointly and severally, or against any one or more of them, (ii) settle with any one or more of the guarantors for such consideration as Landlord may choose, and (iii) release one or more of the guarantors from liability. No such action will impair the rights of Landlord to enforce this Guaranty against any Guarantor.

5. If Landlord employs an attorney to present, enforce, or defend any of Landlord’s rights or remedies under this Guaranty, Guarantor will pay Landlord’s reasonable attorney’s fees and court costs.

6. This Guaranty will be binding upon Guarantor and Guarantor’s successors, heirs, executors, and administrators, and will inure to the benefit of Landlord and Landlord’s successors, heirs, executors, administrators, and assigns.

EXECUTED to be effective as of Effective Date of the Lease.

GUARANTOR:

Outdoor Channel Holdings, Inc., a Delaware corporation

By:
Thomas E. Hornish, EVP, Chief Operating Officer, General Counsel & Secretary

By:
Thomas Allen, EVP & Chief Financial Officer

State of California

County of Riverside

On                      before me                              personally appeared Thomas E. Hornish, EVP, Chief Operating Officer, General Counsel & Secretary of Outdoor Channel Holdings, Inc.,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Place Notary Seal Above

Signature
Signature of Notary Public

State of California

County of Riverside

On                      before me                              personally appeared Thomas Allen, EVP & Chief Financial Officer of Outdoor Channel Holdings, Inc.,

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Place Notary Seal Above

Signature
Signature of Notary Public

EXHIBIT “D”